Exhibit 16.1

July 15, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated July 15, 2024 of Qualis Innovations, Inc., (the “Company”) to be filed with the Securities and Exchange Commission regarding the change of auditors. We agree with such statements in so far as they relate to our firm.

Very truly yours,

/s/ Kreit & Chiu CPA LLP

Kreit & Chiu CPA LLP

(formerly Paris, Kreit & Chiu CPA LLP)

New York, NY